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                                                                    EXHIBIT 23.1




                          CONSENT OF ERNST & YOUNG LLP


         We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-32233, Form S-8 No. 333-05741, Form S-8 No. 333-05741, Form S-8 No. 33-82794 and Form S-8 No. 33-82790) pertaining to certain stock option plans of the Company and the Registration Statement on Form S-3 (No.333-34828) pertaining to the registration of 1,100,000 shares of common stock, of our report dated February 11, 2000, except for Note 9, as to which the date is March 17, 2000, with respect to the financial statements and schedule of CIMA LABS, INC. included in the Annual Report (Form 10-K/A) for the year ended December 31, 1999.

                                                  /s/ Ernst & Young LLP



Minneapolis, Minnesota
July 10, 2000